Exhibit 99.1

Radian Announces Fourth Quarter and Full Year 2016 Financial Results

-- Fourth quarter net income of $61 million, or $0.27 per diluted share; Full year net income of $308 million or $1.37 per diluted share –

-- Fourth quarter adjusted diluted net operating income per share of $0.41; full year of $1.56 –

-- $50.5 billion in new MI business for 2016; sets all-time company record for flow MI –

-- Book value per share increases 11% year-over-year to $13.39 –

PHILADELPHIA--(BUSINESS WIRE)--January 26, 2017--Radian Group Inc. (NYSE: RDN) today reported net income for the quarter ended December 31, 2016, of $61.1 million, or $0.27 per diluted share, which included a net loss on investments and other financial instruments of $38.8 million. Net income for the full year 2016 was $308.3 million, or $1.37 per diluted share, which included net gains on investments and other financial instruments of $30.8 million. This compares to net income for the quarter ended December 31, 2015, of $74.5 million, or $0.32 per diluted share, which included a net loss on investments and other financial instruments of $13.4 million. Net income for the full year 2015 was $286.9 million, or $1.22 per diluted share, which included net gains on investments and other financial instruments of $35.7 million.

Book value per share at December 31, 2016, was $13.39, compared to $13.47 at September 30, 2016, and an increase of 11 percent from $12.07 at December 31, 2015.

Key Financial Highlights (dollars in millions, except per share data)

	Year Ended December 31, 2016	Year Ended December 31, 2015	Percent Change
Net income *	$308.3	$286.9	7%
Diluted net income per share	$1.37	$1.22	12%
Pretax income from continuing operations	$483.7	$437.8	10%
Adjusted pretax operating income	$541.8	$510.9	6%
Adjusted diluted net operating income per share **	$1.56	$1.40	11%
Net premiums earned - insurance	$921.8	$915.9	1%
New Mortgage Insurance Written (NIW)	$50,530	$41,411	22%
Book value per share	$13.39	$12.07	11%

	Quarter Ended December 31, 2016	Quarter Ended December 31, 2015	Percent Change
Net income	$61.1	$74.5	(18%)
Diluted net income per share	$0.27	$0.32	(16%)
Pretax income	$97.8	$104.7	(7%)
Adjusted pretax operating income	$140.2	$124.1	13%
Adjusted diluted net operating income per share **	$0.41	$0.34	21%
Net premiums earned - insurance	$233.6	$226.4	3%
New Mortgage Insurance Written (NIW)	$13,882	$9,099	53%

*	Includes the significant negative impact of the loss on induced conversion and debt extinguishment for both year-end periods
**	Adjusted diluted net operating income per share is calculated using the company’s statutory tax rate of 35 percent.

Adjusted pretax operating income for the quarter ended December 31, 2016, was $140.2 million, compared to $124.1 million for the same period of 2015. Adjusted diluted net operating income per share for the quarter ended December 31, 2016, was $0.41, compared to $0.34 for the same period of 2015, an increase of 21 percent. Adjusted pretax operating income for the year ended December 31, 2016, was $541.8 million, compared to $510.9 million for the same period of 2015. Adjusted diluted net operating income per share for the twelve months ended December 31, 2016, was $1.56, compared to $1.40 for the same period of 2015, an increase of 11 percent. See “Non-GAAP Financial Measures” below as well as Exhibits F and G for additional details regarding these adjusted measures.

“Our strong fourth quarter performance contributed to a solid 2016 for Radian,” said Radian’s Chief Executive Officer S.A. Ibrahim. “In 2016, we successfully grew book value by 11%, improved our capital structure and achieved our targeted expense goals, while setting new records for writing our highest volume of high-quality and profitable flow MI business in Radian’s history.”

FOURTH QUARTER AND FULL YEAR HIGHLIGHTS

Mortgage Insurance

  New mortgage insurance written (NIW) grew to $50.5 billion for the full year 2016, compared to $41.4 billion for the prior year. NIW was $13.9 billion for the quarter, compared to $15.7 billion in the third quarter of 2016 and $9.1 billion in the prior-year quarter.
    NIW for the full year 2016 represented record volume written on a flow basis for the company, and an increase of 22 percent compared to the NIW written for the full year 2015.
    For the fourth quarter of 2016, NIW grew 53 percent compared to the fourth quarter of 2015.
    Of the $13.9 billion in new business written in the fourth quarter of 2016, 27 percent was written with single premiums. Net single premiums written, after consideration of the 35 percent ceded under the company’s Single Premium Quota Share Reinsurance Agreement, was 17 percent in the fourth quarter of 2016.
    Refinances accounted for 27 percent of total NIW in the fourth quarter of 2016, compared to 22 percent in the third quarter of 2016, and 17 percent a year ago.
    NIW continued to consist of loans with excellent risk characteristics.

    Total primary mortgage insurance in force as of December 31, 2016 grew to $183.5 billion, compared to $181.2 billion as of September 30, 2016, and $175.6 billion as of December 31, 2015.
    The composition of Radian’s mortgage insurance portfolio has significantly improved over the past several years:
      88 percent of primary mortgage insurance risk in force at December 31, 2016 consisted of new business written after 2008, including those loans that successfully completed the Home Affordable Refinance Program (HARP).
      58 percent of primary mortgage insurance risk in force at December 31, 2016 consisted of loans with FICO scores greater than or equal to 740, compared to 26 percent of loans at December 31, 2007.
      7 percent of primary mortgage insurance risk in force at December 31, 2016 consisted of loans with a loan-to-value (LTV) greater than 95 percent, compared to 24 percent of loans at December 31, 2007.
    Persistency, which is the percentage of mortgage insurance in force that remains on the company’s books after a twelve-month period, was 76.7 percent as of December 31, 2016, compared to 78.4 percent as of September 30, 2016, and 78.8 percent as of December 31, 2015.
    Annualized persistency for the three-months ended December 31, 2016 was 76.8 percent, compared to 75.3 percent for the three-months ended September 30, 2016, and 81.8 percent for the three-months ended December 31, 2015.
  Total net premiums earned were $233.6 million for the quarter ended December 31, 2016, compared to $238.1 million for the quarter ended September 30, 2016, and $226.4 million for the quarter ended December 31, 2015. Notable variable items impacting net premiums earned include:
    Acceleration of premiums related to Single Premium Policy cancellations, which are net of reinsurance, were $15.7 million in the fourth quarter, compared to $18.4 million in the third quarter of 2016, and $13.5 million in the fourth quarter of 2015.
    Ceded premiums of $18.2 million, $19.9 million and $13.0 million for the quarters ended December 31, 2016, September 30, 2016, and December 31, 2015, respectively, are net of accrued profit commission on reinsurance transactions of $8.5 million in the fourth quarter of 2016, compared to $8.9 million in the third quarter of 2016, and $1.6 million in the fourth quarter of 2015.
    Additional details may be found in Exhibit D.

    The mortgage insurance provision for losses was $54.7 million in the fourth quarter of 2016, compared to $56.2 million in the third quarter of 2016, and $56.8 million in the fourth quarter of 2015.
    The loss ratio in the fourth quarter of 2016 was 23.4 percent, compared to 23.6 percent in the third quarter of 2016 and 25.1 percent in the fourth quarter of 2015.
    Mortgage insurance loss reserves were $760.3 million as of December 31, 2016, compared to $821.9 million as of September 30, 2016, and $976.4 million as of December 31, 2015.
    Primary reserve per primary default (excluding IBNR and other reserves) was $22,503 as of December 31, 2016. This compares to primary reserve per primary default of $24,049 as of September 30, 2016, and $24,019 as of December 31, 2015.
  The total number of primary delinquent loans decreased by 1 percent in the fourth quarter from the third quarter of 2016, and by 18 percent from the fourth quarter of 2015. The primary mortgage insurance delinquency rate decreased to 3.2 percent in the fourth quarter of 2016, compared to 3.3 percent in the third quarter of 2016, and 4.0 percent in the fourth quarter of 2015.
  Total mortgage insurance net claims paid were $116.5 million in the fourth quarter, compared to $82.7 million in the third quarter, and $176.5 million in the fourth quarter of 2015. For the full-year 2016, total net claims paid were $417.6 million, compared to $764.7 million for the full-year 2015.
    Claims paid in the fourth quarter of 2016 were elevated due to increased efficiencies in the company’s claims processing, which resulted in an acceleration of paid claims and contributed to a 38 percent decline in the pending claim inventory from the third quarter of 2016.
    Claims paid in 2015 included claims related to the September 2014 BofA Settlement Agreement.

Mortgage and Real Estate Services

  The Services segment provides outsourced services, information-based analytics, residential loan due diligence, valuations, surveillance and specialty consulting for buyers and sellers of, and investors in, mortgage- and real estate-related loans and securities. These services and solutions are provided primarily through Clayton and its subsidiaries, including Green River Capital, Red Bell Real Estate and ValuAmerica.
  Total revenues for the fourth quarter were $52.6 million, an increase of 10 percent compared to $48.0 million for the third quarter of 2016, and an increase of 33 percent compared to $39.5 million for the fourth quarter of 2015. Total revenues for the full year 2016 were $177.2 million, compared to $163.1 million for the same period of 2015.
  The adjusted pretax operating loss for the quarter ended December 31, 2016, was $2.6 million, compared to $1.9 million for the quarter ended September 30, 2016, and $1.2 million for the quarter ended December 31, 2015. The adjusted pretax operating loss for the full year 2016 was $20.2 million, compared to $0.2 million for the prior year.
  Services adjusted earnings before interest, income taxes, depreciation and amortization (Services adjusted EBITDA) for the quarter ended December 31, 2016, was $4.4 million, compared to $5.7 million for the quarter ended September 30, 2016, and $4.8 million for the quarter ended December 31, 2015. Additional details regarding the non-GAAP measure Services adjusted EBITDA may be found in Exhibits F and G.
  Revenue and expenses for contract underwriting performed on behalf of third parties, formerly reflected in our Mortgage Insurance segment, is now reflected in the Services segment for all periods, based on changes to the company’s personnel reporting lines and management oversight of this function. As a result of this change, for all periods presented, Services revenue, direct cost of services and other operating expenses have increased, with offsetting reductions in Mortgage Insurance other income and other operating expenses. In the fourth quarter, this change increased the Services segment’s revenue, direct cost of services and other operating expenses by $3.8 million, $2.3 million and $1.0 million, respectively.

Consolidated Expenses

Other operating expenses were $62.4 million in the fourth quarter, compared to $62.1 million in the third quarter of 2016, and $58.6 million in the fourth quarter of last year.

  Notable variable items impacting other operating expenses include:
    The company’s investment to significantly upgrade its technology systems, which represented $3.6 million in the fourth quarter, compared to $2.4 million in the third quarter of 2016, and $1.6 million in the fourth quarter of 2015.
    Severance charges of $0.9 million in the fourth quarter, compared to $1.1 million in the third quarter, and $0.1 million in the fourth quarter of 2015. A significant portion of the severance charges in the fourth quarter of 2016 was related to the Services segment.
    Total incentive compensation expense of $9.1 million in the fourth quarter, compared to $12.7 million in the third quarter of 2016, and $4.0 million in the fourth quarter of 2015. The expense in the fourth and third quarters of 2016 was impacted by an increase in accrued short-term incentive compensation based on year-to-date performance. The expense in the fourth quarter of 2015 was impacted by a decrease in accrued short-term incentive compensation based on performance in 2015.
    Additional details may be found in Exhibit D.
  Other operating expenses before corporate allocations for the fourth quarter of 2016 were comprised of $37.8 million for the Mortgage Insurance segment, compared to $35.9 million in the third quarter of 2016, and $37.2 million in the fourth quarter of last year.
  Other operating expenses before corporate allocations for the fourth quarter of 2016 were comprised of $14.8 million for the Services segment, compared to $13.6 million in the third quarter of 2016, and $11.5 million in the fourth quarter of last year.

CAPITAL AND LIQUIDITY UPDATE

Radian Group maintained approximately $460 million of available liquidity as of December 31, 2016. The company successfully completed several capital actions in 2016, utilizing a portion of its liquidity to strengthen its financial position and improve its debt maturity profile, with the objective of better positioning Radian Group for a return to investment grade ratings in the future. This series of actions in 2016 included:

  Completion of a $100 million share repurchase program of the company’s common stock, at an average price of $10.62 per share, and the approval of an additional share repurchase of up to $125 million
  Entry into the Radian Guaranty Single Premium QSR transaction, improving the company’s expected return on required capital and effectively managing its PMIERs position in a cost-efficient manner
  Radian Guaranty’s redemption of its $325 million surplus note due to Radian Group, which immediately resulted in a $325 million increase to Radian Group’s available liquidity
  Early redemption of the remaining $196 million face value of its 9.00% Senior Notes due 2017
  Negotiated purchases of aggregate principal amounts of approximately $30 million of the company’s outstanding 3.00% Convertible Senior Notes due 2017 and $322 million of the company’s outstanding 2.25% Convertible Senior Notes due 2019
  Issuance of $350 million aggregate principal amount of 7.00% Senior Notes due 2021

The combination of these capital actions decreased the company’s total number of diluted shares by 23.3 million in 2016 and improved Radian Group’s debt maturity profile.

RECENT EVENTS

In the fourth quarter of 2016, Radian Group issued a notice of redemption of its remaining 2.25% Convertible Senior Notes due 2019, with settlement scheduled for January 27, 2017. The company has elected to settle in cash any conversions by the holders. When completed, this redemption will further reduce the company’s total number of diluted shares by approximately 6.4 million shares and will reduce holding company liquidity by $110 million.

“We both simplified and strengthened our capital structure in 2016, improving the maturity profile of our debt and significantly reducing our number of diluted shares outstanding,” said Radian’s Chief Financial Officer Frank Hall. “We believe the success of our capital activities is an indication of the improved outlook for Radian and for our industry.”

CONFERENCE CALL

Radian will discuss fourth quarter and year-end 2016 results in a conference call today, Thursday, January 26, 2017, at 10:00 a.m. Eastern time.

The conference call will be broadcast live over the Internet at http://www.radian.biz/page?name=Webcasts or at www.radian.biz. The call may also be accessed by dialing 800.230.1092 inside the U.S., or 612.234.9960 for international callers, using passcode 415619 or by referencing Radian.

A replay of the webcast will be available on the Radian website approximately two hours after the live broadcast ends for a period of one year. A replay of the conference call will be available approximately two and a half hours after the call ends for a period of two weeks, using the following dial-in numbers and passcode: 800.475.6701 inside the U.S., or 320.365.3844 for international callers, passcode 415619.

In addition to the information provided in the company's earnings news release, other statistical and financial information, which is expected to be referred to during the conference call, will be available on Radian's website under Investors >Quarterly Results, or by clicking on http://www.radian.biz/page?name=QuarterlyResults.

NON-GAAP FINANCIAL MEASURES

Radian believes that adjusted pretax operating income and adjusted diluted net operating income per share (non-GAAP measures) facilitate evaluation of the company’s fundamental financial performance and provide relevant and meaningful information to investors about the ongoing operating results of the company. On a consolidated basis, these measures are not recognized in accordance with accounting principles generally accepted in the United States of America (GAAP) and should not be viewed as alternatives to GAAP measures of performance. The measures described below have been established in order to increase transparency for the purpose of evaluating the company’s core operating trends and enabling more meaningful comparisons with Radian’s competitors.

Adjusted pretax operating income is defined as earnings excluding the impact of certain items that are not viewed as part of the operating performance of the company’s primary activities, or not expected to result in an economic impact equal to the amount reflected in pretax income (loss). Adjusted pretax operating income adjusts GAAP pretax income to remove the effects of: (i) net gains (losses) on investments and other financial instruments; (ii) loss on induced conversion and debt extinguishment; (iii) acquisition-related expenses; (iv) amortization and impairment of intangible assets; and (v) net impairment losses recognized in earnings. Adjusted diluted net operating income per share represents a diluted net income per share calculation using as its basis adjusted pretax operating income, net of taxes at the company’s statutory tax rate for the period.

In addition to the above non-GAAP measures for the consolidated company, the company also presents as supplemental information a non-GAAP measure for the Services segment, representing earnings before interest, income taxes, depreciation and amortization (EBITDA). Services adjusted EBITDA is calculated by using the Services segment’s adjusted pretax operating income as described above, further adjusted to remove the impact of depreciation and corporate allocations for interest and operating expenses. Services adjusted EBITDA is presented to facilitate comparisons with other services companies, since it is a widely accepted measure of performance in the services industry.

See Exhibit F or Radian’s website for a description of these items, as well as Exhibit G for reconciliations to the most comparable consolidated GAAP measures.

ABOUT RADIAN

Radian Group Inc. (NYSE: RDN), headquartered in Philadelphia, provides private mortgage insurance, risk management products and real estate services to financial institutions. Radian offers products and services through two business segments:

  Mortgage Insurance, through its principal mortgage insurance subsidiary Radian Guaranty Inc. This private mortgage insurance protects lenders from default-related losses, facilitates the sale of low-downpayment mortgages in the secondary market and enables homebuyers to purchase homes more quickly with downpayments less than 20%.
  Mortgage and Real Estate Services, through its principal services subsidiary Clayton, as well as Green River Capital, Red Bell Real Estate and ValuAmerica. These solutions include information and services that financial institutions, investors and government entities use to evaluate, acquire, securitize, service and monitor loans and asset-backed securities.

Additional information may be found at www.radian.biz.

FINANCIAL RESULTS AND SUPPLEMENTAL INFORMATION CONTENTS (Unaudited)

For trend information on all schedules, refer to Radian’s quarterly financial statistics at http://www.radian.biz/page?name=FinancialReportsCorporate.

Exhibit A:	Condensed Consolidated Statements of Operations Trend Schedule
Exhibit B:	Net Income Per Share Trend Schedule
Exhibit C:	Condensed Consolidated Balance Sheets
Exhibit D:	Net Premiums Earned – Insurance and Other Operating Expenses
Exhibit E:	Segment Information
Exhibit F:	Definition of Consolidated Non-GAAP Financial Measures
Exhibit G:	Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit H:	Mortgage Insurance Supplemental Information
New Insurance Written
Exhibit I:	Mortgage Insurance Supplemental Information
Primary Insurance in Force and Risk in Force
Exhibit J:	Mortgage Insurance Supplemental Information
Claims and Reserves
Exhibit K:	Mortgage Insurance Supplemental Information
Default Statistics
Exhibit L:	Mortgage Insurance Supplemental Information
Captives, QSR and Persistency

Radian Group Inc. and Subsidiaries
Condensed Consolidated Statements of Operations Trend Schedule (1)
Exhibit A (page 1 of 2)

	2016				2015
(In thousands, except per share amounts)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4

Revenues:
Net premiums earned - insurance	$233,585	$238,149	$229,085	$220,950	$226,443
Services revenue	49,905	45,877	40,263	32,849	38,338
Net investment income	28,996	28,430	28,839	27,201	22,833
Net gains (losses) on investments and other financial instruments	(38,773)	7,711	30,527	31,286	(13,402)
Other income	736	716	1,454	666	670
Total revenues	274,449	320,883	330,168	312,952	274,882

Expenses:
Provision for losses	54,287	55,785	49,725	42,991	56,805
Policy acquisition costs	5,579	6,119	5,393	6,389	4,831
Direct cost of services	33,812	29,447	27,365	23,550	23,187
Other operating expenses	62,416	62,119	63,173	57,188	58,624
Interest expense	17,269	19,783	22,546	21,534	20,996
Loss on induced conversion and debt extinguishment	—	17,397	2,108	55,570	2,320
Amortization and impairment of intangible assets	3,290	3,292	3,311	3,328	3,409
Total expenses	176,653	193,942	173,621	210,550	170,172

Pretax income	97,796	126,941	156,547	102,402	104,710
Income tax provision	36,707	44,138	58,435	36,153	30,182
Net income	$61,089	$82,803	$98,112	$66,249	$74,528

Diluted net income per share:	$0.27	$0.37	$0.44	$0.29	$0.32

Selected Mortgage Insurance Key Ratios
Loss ratio (2)	23.4%	23.6%	21.9%	19.6%	25.1%
Expense ratio (2)	22.7%	22.7%	23.6%	21.8%	22.6%

(1)

For all periods presented, incorporates organizational changes to align our segment reporting structure with recent changes in personnel reporting lines and management oversight related to contract underwriting performed on behalf of third parties. Revenue and expenses for this business is now reflected in the Services segment. As a result, for all periods presented, Services revenue and direct cost of services have increased, with offsetting reductions in Mortgage Insurance other income and other operating expenses.

(2)	Calculated on a GAAP basis using net premiums earned.

Radian Group Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (1)
Exhibit A (page 2 of 2)

	Year Ended December 31,
(In thousands, except per-share data)	2016	2015

Revenues:
Net premiums earned - insurance	$921,769	$915,908
Services revenue	168,894	157,216
Net investment income	113,466	81,537
Net gains (losses) on investments and other financial instruments	30,751	35,693
Other income	3,572	2,899
Total revenues	1,238,452	1,193,253

Expenses:
Provision for losses	202,788	198,585
Policy acquisition costs	23,480	22,424
Direct cost of services	114,174	93,715
Other operating expenses	244,896	242,405
Interest expense	81,132	91,102
Loss on induced conversion and debt extinguishment	75,075	94,207
Amortization and impairment of intangible assets	13,221	12,986
Total expenses	754,766	755,424

Pretax income from continuing operations	483,686	437,829
Income tax provision	175,433	156,290
Net income from continuing operations	308,253	281,539
Income (loss) from discontinued operations, net of tax	—	5,385
Net income	$308,253	$286,924

Diluted net income per share:
Net income from continuing operations	$1.37	$1.20
Income (loss) from discontinued operations, net of tax	—	0.02
Net income	$1.37	$1.22

Selected Mortgage Insurance Key Ratios
Loss ratio (2)	22.2%	21.7%
Expense ratio (2)	22.7%	23.7%

(1)

For all periods presented, incorporates organizational changes to align our segment reporting structure with recent changes in personnel reporting lines and management oversight related to contract underwriting performed on behalf of third parties. Revenue and expenses for this business is now reflected in the Services segment. As a result, for all periods presented, Services revenue and direct cost of services have increased, with offsetting reductions in Mortgage Insurance other income and other operating expenses.

(2)	Calculated on a GAAP basis using net premiums earned.

Radian Group Inc. and Subsidiaries
Net Income Per Share Trend Schedule
Exhibit B (page 1 of 2)

The calculation of basic and diluted net income per share was as follows:

	2016				2015
(In thousands, except per share amounts)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4

Net income:
Net income—basic	$61,089	$82,803	$98,112	$66,249	$74,528
Adjustment for dilutive Convertible Senior Notes due 2019, net of tax (1)	665	848	913	3,390	3,664
Net income—diluted	$61,754	$83,651	$99,025	$69,639	$78,192

Average common shares outstanding—basic	214,481	214,387	214,274	203,706	206,872
Dilutive effect of Convertible Senior Notes due 2017 (2)	421	178	12	—	1,057
Dilutive effect of Convertible Senior Notes due 2019	6,417	8,274	8,928	33,583	37,736
Dilutive effect of stock-based compensation arrangements (2)	3,457	3,129	2,989	2,418	2,316
Adjusted average common shares outstanding—diluted	224,776	225,968	226,203	239,707	247,981

Basic net income per share:	$0.28	$0.39	$0.46	$0.33	$0.36

Diluted net income per share:	$0.27	$0.37	$0.44	$0.29	$0.32

(1)	As applicable, includes coupon interest, amortization of discount and fees, and other changes in income or loss that would result from the assumed conversion.
(2)

The following number of shares of our common stock equivalents issued under our stock-based compensation arrangements and convertible debt were not included in the calculation of diluted net income per share because they were anti-dilutive:

	2016				2015
(In thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Shares of Convertible Senior Notes due 2017	—	—	—	1,902	—
Shares of common stock equivalents	1,042	1,045	1,042	709	728

Radian Group Inc. and Subsidiaries
Net Income Per Share
Exhibit B (page 2 of 2)

	Year Ended December 31,
(In thousands, except per share amounts)	2016	2015
Net income from continuing operations:
Net income from continuing operations - basic	$308,253	$281,539
Adjustment for dilutive Convertible Senior Notes due 2019, net of tax (1)	5,816	14,758
Net income from continuing operations - diluted	$314,069	$296,297

Net income:
Net income from continuing operations - basic	$308,253	$281,539
Income (loss) from discontinued operations, net of tax	—	5,385
Net income - basic	308,253	286,924
Adjustment for dilutive Convertible Senior Notes due 2019, net of tax (1)	5,816	14,758
Net income - diluted	$314,069	$301,682

Average common shares outstanding—basic	211,789	199,910
Dilutive effect of Convertible Senior Notes due 2017 (2)	207	6,293
Dilutive effect of Convertible Senior Notes due 2019	14,263	37,736
Dilutive effect of stock-based compensation arrangements (2)	2,999	2,393
Adjusted average common shares outstanding—diluted	229,258	246,332

Net income (loss) per share:

Basic:
Net income from continuing operations	$1.46	$1.41
Income (loss) from discontinued operations, net of tax	—	0.03
Net income	$1.46	$1.44

Diluted:
Net income from continuing operations	$1.37	$1.20
Income (loss) from discontinued operations, net of tax	—	0.02
Net income	$1.37	$1.22

(1)	As applicable, includes coupon interest, amortization of discount and fees, and other changes in income or loss that would result from the assumed conversion.
(2)

The following number of shares of our common stock equivalents issued under our stock-based compensation arrangements were not included in the calculation of diluted net income per share because they were anti-dilutive:

	Year Ended December 31,
(In thousands)	2016	2015
Shares of common stock equivalents	1,042	728

Radian Group Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
Exhibit C

	December 31,			September 30,		June 30,		March 31,		December 31,
(In thousands, except per share data)	2016			2016		2016		2016		2015

Assets:
Investments	$4,462,430			$4,565,748		$4,636,914		$4,470,172		$4,298,686
Cash	52,149			46,356		55,062		64,844		46,898
Restricted cash	9,665			10,312		9,298		10,060		13,000
Accounts and notes receivable	77,631			94,692		77,170		66,340		61,734
Deferred income taxes, net	411,798			401,442		444,513		518,059		577,945
Goodwill and other intangible assets, net	276,228			279,400		282,703		286,069		289,417
Prepaid reinsurance premium	229,438			229,754		229,231		228,718		40,491
Other assets	343,835			422,123		332,372		325,129		313,929
Total assets	$5,863,174			$6,049,827		$6,067,263		$5,969,391		$5,642,100

Liabilities and stockholders’ equity:
Unearned premiums	$681,222			$680,973		$677,599		$673,887		$680,300
Reserve for losses and loss adjustment expense	760,269			821,934		848,379		891,348		976,399
Long-term debt	1,069,537			1,067,666		1,278,051		1,286,466		1,219,454
Reinsurance funds withheld	158,001			177,147		163,360		151,104		—
Other liabilities	321,859			413,401		294,507		306,188		269,016
Total liabilities	2,990,888			3,161,121		3,261,896		3,308,993		3,145,169

Common stock	232			232		232		232		224
Treasury stock	(893,332)			(893,197)		(893,176)		(893,176)		(893,176)
Additional paid-in capital	2,779,891			2,778,860		2,781,136		2,773,349		2,716,618
Retained earnings	997,890			937,338		855,070		757,202		691,742
Accumulated other comprehensive income (loss)	(12,395)			65,473		62,105		22,791		(18,477)
Total stockholders’ equity	2,872,286			2,888,706		2,805,367		2,660,398		2,496,931
Total liabilities and stockholders’ equity	$5,863,174			$6,049,827		$6,067,263		$5,969,391		$5,642,100

Shares outstanding	214,521			214,405		214,284		214,265		206,872

Book value per share	$13.39			$13.47		$13.09		$12.42		$12.07

Statutory Capital Ratios
Risk to capital ratio-Radian Guaranty only	13.5	:1	(1)	13.7	:1	14.0	:1	12.5	:1	14.3	:1
Risk to capital ratio-Mortgage Insurance combined	13.6	:1	(1)	13.9	:1	14.2	:1	12.9	:1	14.6	:1

(1) Preliminary.

Radian Group Inc. and Subsidiaries
Net Premiums Earned - Insurance and Other Operating Expenses
Exhibit D (page 1 of 2)

	2016				2015
(In thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4

Premiums earned - insurance:
Direct	$251,751	$258,074	$248,938	$240,330	$239,424
Assumed	8	9	9	9	10
Ceded	(18,174)	(19,934)	(19,862)	(19,389)	(12,991)
Net premiums earned - insurance	$233,585	$238,149	$229,085	$220,950	$226,443

Notable variable items: (1)
Single Premium Policy cancellations, net of reinsurance	$15,702	$18,448	$14,841	$9,783	$13,520
Profit commission - reinsurance (2)	8,458	8,922	7,891	6,134	1,559
Total	$24,160	$27,370	$22,732	$15,917	$15,079

Other operating expenses (3)	$62,416	$62,119	$63,173	$57,188	$58,624

Notable variable items: (4)
Technology upgrade project (5)	$3,648	$2,440	$2,443	$2,271	$1,558
Severance costs	888	1,137	277	3,040	116
Incentive compensation (6) (7)	9,072	12,652	14,183	6,235	4,013
Ceding commissions (8)	(5,105)	(5,460)	(5,006)	(4,413)	(1,229)
Total	$8,503	$10,769	$11,897	$7,133	$4,458

(1)	Affecting net premiums earned-insurance.
(2)	For 2016, the amounts represent the profit commission on the Single Premium QSR Transaction. For 2015, the amount represents an accrual for the profit commission on the Second QSR Transaction.
(3)

For all periods presented, incorporates organizational changes to align our segment reporting structure with recent changes in personnel reporting lines and management oversight related to contract underwriting performed on behalf of third parties. Revenue and expenses for this business is now reflected in the Services segment. As a result, for all periods presented, Services revenue and direct cost of services have increased, with offsetting reductions in Mortgage Insurance other income and other operating expenses.

(4)	Affecting other operating expenses.
(5)	Represents the expense impact of certain costs incurred in our initiative to significantly upgrade our technology systems.
(6)

The expense relates to short- and long-term incentive compensation programs. For our equity-settled long-term incentive awards the annual grants for 2016 were made in the second quarter of 2016. Therefore, expense in the second quarter of 2016 was elevated, primarily due to the required acceleration of expense recognition for retirement-eligible employees, who are considered effectively vested immediately in grants that would otherwise vest over a period of 3 or 4 years. The expense in the third and fourth quarter of 2016 remained elevated, primarily due to adjustments to accrued short-term incentives based on year-to-date performance.

(7)	Incentive compensation expense is shown net of deferred policy acquisition costs.
(8)	Ceding commissions are shown net of deferred policy acquisition costs.

Radian Group Inc. and Subsidiaries
Net Premiums Earned - Insurance and Other Operating Expenses
Exhibit D (page 2 of 2)

	Year Ended
	December 31,
(In thousands)	2016	2015

Premiums earned - insurance:
Direct	$999,093	$973,645
Assumed	35	43
Ceded	(77,359)	(57,780)
Net premiums earned - insurance	$921,769	$915,908

Notable variable items: (1)
Single Premium Policy cancellations, net of reinsurance	$58,774	$68,267
Profit commission - reinsurance (2)	31,405	7,993
Total	$90,179	$76,260

Other operating expenses (3)	$244,896	$242,405

Notable variable items: (4)
Technology upgrade project (5)	$10,802	$7,108
Severance costs	5,342	1,517
Incentive compensation (6) (7)	42,142	40,186
Ceding commissions (8)	(19,984)	(5,482)
Total	$38,302	$43,329

(1)	Affecting net premiums earned-insurance.
(2)	For 2016, the amounts represent the profit commission on the Single Premium QSR Transaction. For 2015, the amount represents an accrual for the profit commission on the Second QSR Transaction.
(3)

For all periods presented, incorporates organizational changes to align our segment reporting structure with recent changes in personnel reporting lines and management oversight related to contract underwriting performed on behalf of third parties. Revenue and expenses for this business is now reflected in the Services segment. As a result, for all periods presented, Services revenue and direct cost of services have increased, with offsetting reductions in Mortgage Insurance other income and other operating expenses.

(4)	Affecting other operating expenses.
(5)	Represents the expense impact of certain costs incurred in our initiative to significantly upgrade our technology systems.
(6)	The expense relates to short- and long-term incentive compensation programs.
(7)	Incentive compensation expense is shown net of deferred policy acquisition costs.
(8)	Ceding commissions are shown net of deferred policy acquisition costs.

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 1 of 3)

Summarized financial information concerning our operating segments as of and for the periods indicated is as follows. For a definition of adjusted pretax operating income and Services adjusted EBITDA, along with reconciliations to consolidated GAAP measures, see Exhibits F and G.

	Mortgage Insurance (1)
	2016					2015
(In thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1		Qtr 4
Net premiums written - insurance	$234,172	$240,999	$232,353	$26,310	(2)	$233,347
Decrease (increase) in unearned premiums	(587)	(2,850)	(3,268)	194,640		(6,904)
Net premiums earned - insurance	233,585	238,149	229,085	220,950		226,443
Net investment income	28,996	28,430	28,839	27,201		22,833
Other income	736	716	1,454	666		670
Total	263,317	267,295	259,378	248,817		249,946

Provision for losses	54,675	56,151	50,074	43,275		56,817
Policy acquisition costs	5,579	6,119	5,393	6,389		4,831
Other operating expenses before corporate allocations	37,773	35,940	34,365	32,546		37,156
Total (3)	98,027	98,210	89,832	82,210		98,804
Adjusted pretax operating income before corporate allocations	165,290	169,085	169,546	166,607		151,142
Allocation of corporate operating expenses	9,652	11,911	14,286	9,329		9,251
Allocation of interest expense	12,843	15,360	18,124	17,112		16,582
Adjusted pretax operating income	$142,795	$141,814	$137,136	$140,166		$125,309

	Services (1)
	2016					2015
(In thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1		Qtr 4
Services revenue (3)	$52,558	$48,033	$42,210	$34,448		$39,498

Direct cost of services	34,130	29,655	27,730	23,854		23,826
Other operating expenses before corporate allocations	14,842	13,575	13,030	14,368		11,492
Total	48,972	43,230	40,760	38,222		35,318
Adjusted pretax operating income (loss) before corporate allocations (4)	3,586	4,803	1,450	(3,774)		4,180
Allocation of corporate operating expenses	1,738	2,265	2,779	1,751		968
Allocation of interest expense	4,426	4,423	4,422	4,422		4,414
Adjusted pretax operating income (loss)	$(2,578)	$(1,885)	$(5,751)	$(9,947)		$(1,202)

(1)

For all periods presented, incorporates organizational changes to align our segment reporting structure with recent changes in personnel reporting lines and management oversight related to contract underwriting performed on behalf of third parties. Revenue and expenses for this business is now reflected in the Services segment. As a result, for all periods presented, Services revenue, direct cost of services and other operating expenses have increased, with offsetting reductions in Mortgage Insurance other income and other operating expenses.

(2)	Net of ceded premiums written under the Single Premium QSR transaction of $197.6 million.
(3)	Inter-segment information:

	2016				2015
	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Inter-segment expense included in Mortgage Insurance segment	$2,653	$2,156	$1,947	$1,599	$1,160
Inter-segment revenue included in Services segment	2,653	2,156	1,947	1,599	1,160

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 2 of 3)

(4) Supplemental information for Services adjusted EBITDA (see definition in Exhibit F):

	2016					2015
	Qtr 4		Qtr 3	Qtr 2	Qtr 1	Qtr 4
Adjusted pretax operating income before corporate allocations	$3,586		$4,803	$1,450	$(3,774)	$4,180
Depreciation and amortization	829		884	749	663	612
Services EBITDA	$4,415		$5,687	$2,199	$(3,111)	$4,792

	Mortgage Insurance (1)
	Year Ended December 31,
(In thousands)	2016		2015
Net premiums written - insurance	$733,834	(2)	$968,505
Decrease (increase) in unearned premiums	187,935		(52,597)
Net premiums earned - insurance	921,769		915,908
Net investment income (3)	113,466		81,537
Other income (3)	3,572		2,899
Total	1,038,807		1,000,344

Provision for losses	204,175		198,433
Policy acquisition costs	23,480		22,424
Other operating expenses before corporate allocations	140,624		148,619
Total (4)	368,279		369,476
Adjusted pretax operating income before corporate allocations	670,528		630,868
Allocation of corporate operating expenses (3)	45,178		46,418
Allocation of interest expense (3)	63,439		73,402
Adjusted pretax operating income	$561,911		$511,048

	Services (1)
	Year Ended December 31,
(In thousands)	2016		2015
Services revenue (4)	$177,249		$163,140

Direct cost of services	115,369		97,256
Other operating expenses before corporate allocations	55,815		43,515
Total	171,184		140,771
Adjusted pretax operating income (loss) before corporate allocations (5)	6,065		22,369
Allocation of corporate operating expenses	8,533		4,823
Allocation of interest expense	17,693		17,700
Adjusted pretax operating income (loss)	$(20,161)		$(154)

(1)

For all periods presented, incorporates organizational changes to align our segment reporting structure with recent changes in personnel reporting lines and management oversight related to contract underwriting performed on behalf of third parties. Revenue and expenses for this business is now reflected in the Services segment. As a result, for all periods presented, Services revenue, direct cost of services and other operating expenses have increased, with offsetting reductions in Mortgage Insurance other income and other operating expenses.

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 3 of 3)

(2) Net of ceded premiums written under the Single Premium QSR transaction of $197.6 million.

(3)

For periods prior to the quarter ended June 30, 2015, includes certain corporate income and expenses that have been reallocated from our prior financial guaranty segment to the Mortgage Insurance segment and that were not reclassified to discontinued operations.

(4) Inter-segment information:

		Year Ended December 31,
		2016	2015
	Inter-segment expense included in Mortgage Insurance segment	$8,355	$5,924
	Inter-segment revenue included in Services segment	8,355	5,924

(5)	Supplemental information for Services adjusted EBITDA (see definition in Exhibit F)

		Year Ended December 31,
		2016	2015
	Adjusted pretax operating income before corporate allocations	$6,065	$22,369
	Depreciation and amortization	3,125	2,098
	Services EBITDA	$9,190	$24,467

Selected balance sheet information for our segments, as of the periods indicated, is a follows:

	At December 31, 2016
(In thousands)	Mortgage Insurance	Services	Total
Total assets	$5,506,338	$356,836	$5,863,174

	At December 31, 2015
(In thousands)	Mortgage Insurance	Services	Total
Total assets	$5,290,422	$351,678	$5,642,100

Radian Group Inc. and Subsidiaries
Definition of Consolidated Non-GAAP Financial Measures
Exhibit F (page 1 of 2)

Use of Non-GAAP Financial Measures

In addition to the traditional GAAP financial measures, we have presented “adjusted pretax operating income” and “adjusted diluted net operating income per share,” non-GAAP financial measures for the consolidated company, among our key performance indicators to evaluate our fundamental financial performance. These non-GAAP financial measures align with the way the Company’s business performance is evaluated by both management and the board of directors. These measures have been established in order to increase transparency for the purposes of evaluating our operating trends and enabling more meaningful comparisons with our peers. Although on a consolidated basis “adjusted pretax operating income” and “adjusted diluted net operating income per share” are non-GAAP financial measures, we believe these measures aid in understanding the underlying performance of our operations. Our senior management, including our Chief Executive Officer (the Company’s chief operating decision maker), uses adjusted pretax operating income (loss) as our primary measure to evaluate the fundamental financial performance of the Company’s business segments and to allocate resources to the segments.

Adjusted pretax operating income is defined as GAAP consolidated pretax income from continuing operations excluding the effects of net gains (losses) on investments and other financial instruments, loss on induced conversion and debt extinguishment, acquisition-related expenses, amortization and impairment of intangible assets and net impairment losses recognized in earnings. Adjusted diluted net operating income per share is calculated by dividing (i) adjusted pretax operating income attributable to common shareholders, net of taxes computed using the company’s statutory tax rate, by (ii) the sum of the weighted average number of common shares outstanding and all dilutive potential common shares outstanding. Interest expense on convertible debt, share dilution from convertible debt and the impact of stock-based compensation arrangements have been reflected in the per share calculations consistent with the accounting standard regarding earnings per share, whenever the impact is dilutive.

Although adjusted pretax operating income (loss) excludes certain items that have occurred in the past and are expected to occur in the future, the excluded items represent those that are: (1) not viewed as part of the operating performance of our primary activities; or (2) not expected to result in an economic impact equal to the amount reflected in consolidated pretax income (loss) from continuing operations. These adjustments, along with the reasons for their treatment, are described below.

(1)

Net gains (losses) on investments and other financial instruments. The recognition of realized investment gains or losses can vary significantly across periods as the activity is highly discretionary based on the timing of individual securities sales due to such factors as market opportunities, our tax and capital profile and overall market cycles. Unrealized investment gains and losses arise primarily from changes in the market value of our investments that are classified as trading. These valuation adjustments may not necessarily result in economic gains or losses.

Trends in the profitability of our fundamental operating activities can be more clearly identified without the fluctuations of these realized and unrealized gains or losses. We do not view them to be indicative of our fundamental operating activities. Therefore, these items are excluded from our calculation of adjusted pretax operating income (loss). However, we include the change in expected economic loss or recovery associated with our consolidated VIEs, if any, in the calculation of adjusted pretax operating income (loss).

(2)

Loss on induced conversion and debt extinguishment. Gains or losses on early extinguishment of debt and losses incurred to purchase our convertible debt prior to maturity are discretionary activities that are undertaken in order to take advantage of market opportunities to strengthen our financial and capital positions; therefore, we do not view these activities as part of our operating performance. Such transactions do not reflect expected future operations and do not provide meaningful insight regarding our current or past operating trends. Therefore, these items are excluded from our calculation of adjusted pretax operating income (loss).

(3)

Acquisition-related expenses. Acquisition-related expenses represent the costs incurred to effect an acquisition of a business (i.e., a business combination). Because we pursue acquisitions on a strategic and selective basis and not in the ordinary course of our business, we do not view acquisition-related expenses as a consequence of a primary business activity. Therefore, we do not consider these expenses to be part of our operating performance and they are excluded from our calculation of adjusted pretax operating income (loss).

(4)

Amortization and impairment of intangible assets. Amortization of intangible assets represents the periodic expense required to amortize the cost of intangible assets over their estimated useful lives. Intangible assets with an indefinite useful life are also periodically reviewed for potential impairment, and impairment adjustments are made whenever appropriate. These charges are not viewed as part of the operating performance of our primary activities and therefore are excluded from our calculation of adjusted pretax operating income (loss).

Radian Group Inc. and Subsidiaries
Definition of Consolidated Non-GAAP Financial Measures
Exhibit F (page 2 of 2)

(5)

Net impairment losses recognized in earnings. The recognition of net impairment losses on investments can vary significantly in both size and timing, depending on market credit cycles. We do not view these impairment losses to be indicative of our fundamental operating activities. Therefore, whenever these losses occur, we exclude them from our calculation of adjusted pretax operating income (loss).

In addition to the above non-GAAP measures for the consolidated company, we also have presented as supplemental information a non-GAAP measure for our Services segment, representing a measure of earnings before interest, income taxes, depreciation and amortization (“EBITDA”). We calculate Services adjusted EBITDA by using adjusted pretax operating income as described above, further adjusted to remove the impact of depreciation and corporate allocations for interest and operating expenses. We have presented Services adjusted EBITDA to facilitate comparisons with other services companies, since it is a widely accepted measure of performance in the services industry.

See Exhibit G for the reconciliation of the most comparable GAAP measures, consolidated pretax income from continuing operations and diluted net income per share from continuing operations, to our non-GAAP financial measures for the consolidated company, adjusted pretax operating income and adjusted diluted net operating income per share, respectively. Exhibit G also contains the reconciliation of the most comparable GAAP measure, net income, to Services adjusted EBITDA.

Total adjusted pretax operating income, adjusted diluted net operating income per share and Services adjusted EBITDA are not measures of total profitability, and therefore should not be viewed as substitutes for GAAP pretax income, diluted net income per share or net income. Our definitions of adjusted pretax operating income, adjusted diluted net operating income per share or Services adjusted EBITDA may not be comparable to similarly-named measures reported by other companies.

Radian Group Inc. and Subsidiaries Consolidated Non-GAAP Financial Measure Reconciliations Exhibit G (page 1 of 4)

Reconciliation of Consolidated Pretax Income to Adjusted Pretax Operating Income

	2016				2015
(In thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Consolidated pretax income	$97,796	$126,941	$156,547	$102,402	$104,710
Less income (expense) items:
Net gains (losses) on investments and other financial instruments	(38,773)	7,711	30,527	31,286	(13,402)
Loss on induced conversion and debt extinguishment	—	(17,397)	(2,108)	(55,570)	(2,320)
Acquisition-related expenses (1)	(358)	(10)	54	(205)	(266)
Amortization and impairment of intangible assets	(3,290)	(3,292)	(3,311)	(3,328)	(3,409)
Total adjusted pretax operating income (2)	$140,217	$139,929	$131,385	$130,219	$124,107

(1) Please see Exhibit F for the definition of this line item.
(2) Total adjusted pretax operating income consists of adjusted pretax operating income for each segment as follows:

	2016				2015
(In thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Adjusted pretax operating income (loss):
Mortgage Insurance	$142,795	$141,814	$137,136	$140,166	$125,309
Services	(2,578)	(1,885)	(5,751)	(9,947)	(1,202)
Total adjusted pretax operating income	$140,217	$139,929	$131,385	$130,219	$124,107

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 2 of 4)

Reconciliation of Diluted Net Income Per Share to Adjusted Diluted Net Operating Income Per Share

	2016				2015
	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Diluted net income per share	$0.27	$0.37	$0.44	$0.29	$0.32

Less per-share impact of debt items:
Loss on induced conversion and debt extinguishment	—	(0.08)	(0.01)	(0.23)	(0.01)
Income tax provision (benefit) (1)	—	(0.03)	—	(0.03)	(0.04)
Per-share impact of debt items	—	(0.05)	(0.01)	(0.20)	0.03

Less per-share impact of other income (expense) items:
Net gains (losses) on investments and other financial instruments	(0.17)	0.03	0.13	0.13	(0.05)
Acquisition-related expenses	—	—	—	—	—
Amortization and impairment of intangible assets	(0.02)	(0.01)	(0.01)	(0.01)	(0.01)
Income tax provision (benefit) on other income (expense) items (2)	(0.07)	0.01	0.04	0.04	(0.02)
Difference between statutory and effective tax rate	(0.02)	—	(0.01)	0.04	(0.01)
Per-share impact of other income (expense) items	(0.14)	0.01	0.07	0.12	(0.05)
Adjusted diluted net operating income per share (2)	$0.41	$0.41	$0.38	$0.37	$0.34

(1)

A portion of the loss on induced conversion and debt extinguishment is non-deductible for tax purposes. The income tax benefit is based on the tax deductible loss using the company's federal statutory tax rate.

(2)	Calculated using the company’s federal statutory tax rate. Any permanent tax adjustments and state income taxes on these items have been deemed immaterial and are not included.

Reconciliation of Consolidated Pretax Income from Continuing Operations to Adjusted Pretax Operating Income

	Year Ended December 31,
(In thousands)	2016	2015
Consolidated pretax income from continuing operations	$483,686	$437,829
Less income (expense) items:
Net gains on investments and other financial instruments	30,751	35,693
Loss on induced conversion and debt extinguishment	(75,075)	(94,207)
Acquisition-related expenses (1)	(519)	(1,565)
Amortization and impairment of intangible assets	(13,221)	(12,986)
Total adjusted pretax operating income (2)	$541,750	$510,894

(1)	Please see Exhibit F for the definition of this line item.
(2)	Total adjusted pretax operating income consists of adjusted pretax operating income for each segment as follows:
	Year Ended December 31,
(In thousands)	2016	2015
Adjusted pretax operating income (loss):
Mortgage Insurance *	$561,911	$511,048
Services	(20,161)	(154)
Total adjusted pretax operating income	$541,750	$510,894
*

For periods prior to the quarter ended June 30, 2015, includes certain corporate income and expenses that have been reallocated from our prior financial guaranty segment to the Mortgage Insurance segment and that were not reclassified to discontinued operations.

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 3 of 4)

Reconciliation of Diluted Net Income Per Share from Continuing Operations to Adjusted Diluted Net Operating Income Per Share

	Year Ended December 31,
	2016	2015
Diluted net income per share from continuing operations	$1.37	$1.20

Less per-share impact of debt items:
Loss on induced conversion and debt extinguishment	(0.33)	(0.38)
Income tax provision (benefit) (1)	(0.07)	(0.13)
Per-share impact of debt items	(0.26)	(0.25)

Less per-share impact of other income (expense) items:
Net gains (losses) on investments and other financial instruments	0.14	0.14
Acquisition-related expenses	—	(0.01)
Amortization and impairment of intangible assets	(0.06)	(0.05)
Income tax provision (benefit) on other income (expense) items (2)	0.03	0.03
Difference between statutory and effective tax rate	0.02	—
Per-share impact of other income (expense) items	0.07	0.05
Adjusted diluted net operating income per share (2)	$1.56	$1.40

(1)

A portion of the loss on induced conversion and debt extinguishment is non-deductible for tax purposes. The income tax benefit is based on the tax deductible loss using the company's federal statutory tax rate.

(2)	Calculated using the company’s federal statutory tax rate. Any permanent tax adjustments and state income taxes on these items have been deemed immaterial and are not included.

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 4 of 4)

Reconciliation of Net Income to Services Adjusted EBITDA

	2016				2015
(In thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Net income	$61,089	$82,803	$98,112	$66,249	$74,528
Less income (expense) items:
Net gains (losses) on investments and other financial instruments	(38,773)	7,711	30,527	31,286	(13,402)
Loss on induced conversion and debt extinguishment	—	(17,397)	(2,108)	(55,570)	(2,320)
Acquisition-related expenses	(358)	(10)	54	(205)	(266)
Amortization and impairment of intangible assets	(3,290)	(3,292)	(3,311)	(3,328)	(3,409)
Income tax provision	36,707	44,138	58,435	36,153	30,182
Mortgage Insurance adjusted pretax operating income	142,795	141,814	137,136	140,166	125,309
Services adjusted pretax operating income (loss)	(2,578)	(1,885)	(5,751)	(9,947)	(1,202)
Less income (expense) items:
Allocation of corporate operating expenses to Services	(1,738)	(2,265)	(2,779)	(1,751)	(968)
Allocation of corporate interest expenses to Services	(4,426)	(4,423)	(4,422)	(4,422)	(4,414)
Services depreciation and amortization	(829)	(884)	(749)	(663)	(612)
Services adjusted EBITDA	$4,415	$5,687	$2,199	$(3,111)	$4,792

On a consolidated basis, “adjusted pretax operating income” and “adjusted diluted net operating income per share” are measures not determined in accordance with GAAP. “Services adjusted EBITDA” is also a non-GAAP measure. These measures are not representative of total profitability, and therefore should not be viewed as substitutes for GAAP pretax income or diluted net income per share. Our definitions of adjusted pretax operating income, adjusted diluted net operating income per share or Services adjusted EBITDA may not be comparable to similarly-named measures reported by other companies. See Exhibit F for additional information on our consolidated non-GAAP financial measures.

Radian Group Inc. and Subsidiaries Mortgage Insurance Supplemental Information - New Insurance Written Exhibit H
	2016				2015
($ in millions)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4

Total primary new insurance written	$13,882	$15,656	$12,921	$8,071	$9,099

Percentage of primary new insurance written by FICO score
>=740	63.4%	64.2%	60.9%	58.4%	60.3%
680-739	31.4	30.4	32.2	33.7	32.2
620-679	5.2	5.4	6.9	7.9	7.5
Total Primary	100.0%	100.0%	100.0%	100.0%	100.0%

Percentage of primary new insurance written
Monthly and other premiums	73%	73%	74%	71%	71%
Single premiums	27%	27%	26%	29%	29%

Net single premiums (1)	17%	17%	17%	19%	29%

Refinances	27%	22%	18%	19%	17%

LTV
95.01% and above	7.4%	6.0%	4.8%	3.7%	3.6%
90.01% to 95.00%	43.6%	47.1%	50.2%	50.5%	49.5%
85.01% to 90.00%	32.3%	31.4%	31.8%	33.1%	34.4%
85.00% and below	16.7%	15.5%	13.2%	12.7%	12.5%
(1)	In 2016, represents the percentage of direct single premiums written, after consideration of the 35% single premium NIW ceded under the Single Premium QSR Transaction.

Radian Group Inc. and Subsidiaries Mortgage Insurance Supplemental Information - Primary Insurance in Force and Risk in Force Exhibit I

	December 31,	September 30,	June 30,	March 31,	December 31,
($ in millions)	2016	2016	2016	2016	2015
Primary insurance in force (1)
Prime	$174,927	$172,178	$168,259	$165,526	$165,291
Alt-A	5,064	5,363	5,627	5,907	6,176
A minus and below	3,459	3,624	3,786	3,953	4,117
Total Primary	$183,450	$181,165	$177,672	$175,386	$175,584

Primary risk in force (1) (2)
Prime	$44,708	$44,075	$43,076	$42,312	$42,170
Alt-A	1,168	1,241	1,302	1,366	1,427
A minus and below	865	906	946	988	1,030
Total Primary	$46,741	$46,222	$45,324	$44,666	$44,627

Percentage of primary risk in force
Direct monthly and other premiums	69%	69%	69%	69%	69%
Direct single premiums	31%	31%	31%	31%	31%

Net single premiums (3)	25%	25%	25%	25%	30%

Percentage of primary risk in force by FICO score
>=740	57.6%	57.4%	57.1%	57.0%	57.1%
680-739	31.0	30.9	30.8	30.6	30.3
620-679	9.9	10.2	10.5	10.7	10.8
<=619	1.5	1.5	1.6	1.7	1.8
Total Primary	100.0%	100.0%	100.0%	100.0%	100.0%

Percentage of primary risk in force by LTV
95.01% and above	7.4%	7.2%	7.1%	7.2%	7.3%
90.01% to 95.00%	52.3	52.1	51.6	50.9	50.4
85.01% to 90.00%	32.5	32.8	33.3	33.7	34.0
85.00% and below	7.8	7.9	8.0	8.2	8.3
Total	100.0%	100.0%	100.0%	100.0%	100.0%

Percentage of primary risk in force by policy year
2005 and prior	4.8%	5.1%	5.5%	6.0%	6.3%
2006	2.9	3.1	3.4	3.6	3.7
2007	7.0	7.4	7.9	8.4	8.7
2008	4.8	5.2	5.6	6.0	6.3
2009	1.0	1.2	1.3	1.5	1.7
2010	0.9	1.0	1.2	1.3	1.4
2011	2.0	2.2	2.5	2.7	2.9
2012	8.0	8.8	9.7	10.6	11.2
2013	12.6	13.9	15.5	17.0	18.1
2014	12.0	13.4	14.9	16.3	17.1
2015	18.1	19.4	21.0	22.0	22.6
2016	25.9	19.3	11.5	4.6	—
Total	100.0%	100.0%	100.0%	100.0%	100.0%

Primary risk in force on defaulted loans (4)	$1,363	$1,381	$1,398	$1,562	$1,625
(1)	Includes amounts ceded under our reinsurance agreements, as well as amounts related to the Freddie Mac Agreement.
(2)	Does not include pool risk in force or other risk in force, which combined represent less than 3.0% of our total risk in force for all periods presented.
(3)	Represents the percentage of Single Premium RIF, after giving effect to all reinsurance ceded.
(4)	Excludes risk related to loans subject to the Freddie Mac Agreement.

Radian Group Inc. and Subsidiaries Mortgage Insurance Supplemental Information - Claims and Reserves Exhibit J

	2016				2015
($ in thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4

Net claims paid: (1)
Prime	$70,151	$51,964	$56,036	$74,432	$56,900
Alt-A	27,558	16,334	18,349	28,929	21,343
A minus and below	13,760	9,615	12,315	13,196	11,530
Total primary claims paid	111,469	77,913	86,700	116,557	89,773
Pool	4,788	4,492	5,451	7,389	6,477
Second-lien and other	(264)	(234)	(231)	345	(143)
Subtotal	115,993	82,171	91,920	124,291	96,107
Impact of captive terminations	492	(171)	(2,619)	(120)	(65)
Impact of settlements (2)	—	705	1,400	3,500	80,426
Total net claims paid	$116,485	$82,705	$90,701	$127,671	$176,468

Average net claims paid (3)
Prime	$45.5	$48.3	$48.6	$47.7	$46.9
Alt-A	65.5	65.3	63.5	63.0	61.7
A minus and below	37.7	41.3	39.9	36.8	40.6
Total average net primary claims paid	47.9	50.0	49.5	49.0	48.7
Pool	45.6	51.0	58.0	53.2	56.3
Total average net claims paid	$47.6	$49.7	$49.6	$48.9	$48.9

Average direct primary claims paid (3) (4)	$48.2	$50.3	$49.9	$49.6	$50.5
Average total direct claims paid (3) (4)	$47.9	$50.0	$50.0	$49.5	$50.6

($ in thousands, except primary reserve per	December 31,	September 30,	June 30,	March 31,	December 31,
primary default amounts)	2016	2016	2016	2016	2015

Reserve for losses by category
Prime	$379,845	$409,438	$420,281	$438,598	$480,481
Alt-A	148,006	166,349	173,284	183,189	203,706
A minus and below	101,653	106,678	112,001	116,835	129,352
IBNR and other	71,107	73,057	74,639	79,051	83,066
LAE	18,630	21,255	22,389	23,600	26,108
Reinsurance recoverable (5)	6,816	6,448	6,044	8,239	8,286
Total primary reserves	726,057	783,225	808,638	849,512	930,999
Pool insurance	31,853	36,065	36,982	38,843	42,084
IBNR and other	673	823	897	1,050	1,118
LAE	933	1,112	1,163	1,227	1,335
Reinsurance recoverable (5)	34	36	33	—	—
Total pool reserves	33,493	38,036	39,075	41,120	44,537
Total 1st lien reserves	759,550	821,261	847,713	890,632	975,536
Second-lien and other	719	673	666	716	863
Total reserves	$760,269	$821,934	$848,379	$891,348	$976,399

1st lien reserve per default
Primary reserve per primary default excluding IBNR and other	$22,503	$24,049	$24,609	$24,959	$24,019
(1)	Net of reinsurance recoveries.
(2)	For 2015, includes the impact of the BofA Settlement Agreement.
(3)	Calculated without giving effect to the impact of the termination of captive transactions and settlements.
(4)	Before reinsurance recoveries.
(5)	Represents ceded losses on captive transactions and quota share reinsurance transactions.

Radian Group Inc. and Subsidiaries Mortgage Insurance Supplemental Information - Default Statistics Exhibit K

	December 31,	September 30,	June 30,	March 31,	December 31,
	2016	2016	2016	2016	2015
Default Statistics
Primary Insurance:
Prime
Number of insured loans	849,227	840,534	826,511	817,236	816,797
Number of loans in default	19,101	19,100	19,025	19,510	22,223
Percentage of loans in default	2.25%	2.27%	2.30%	2.39%	2.72%

Alt-A
Number of insured loans	26,536	28,080	29,445	30,990	32,411
Number of loans in default	4,193	4,545	4,820	5,138	5,813
Percentage of loans in default	15.80%	16.19%	16.37%	16.58%	17.94%

A minus and below
Number of insured loans	27,115	28,313	29,450	30,681	31,902
Number of loans in default	5,811	5,885	5,982	6,221	7,267
Percentage of loans in default	21.43%	20.79%	20.31%	20.28%	22.78%

Total Primary
Number of insured loans	902,878	896,927	885,406	878,907	881,110
Number of loans in default (1)	29,105	29,530	29,827	30,869	35,303
Percentage of loans in default	3.22%	3.29%	3.37%	3.51%	4.01%
(1)	Excludes the following number of loans subject to the Freddie Mac Agreement that are in default as we no longer have claims exposure on these loans:
	December 31,	September 30,	June 30,	March 31,	December 31,
	2016	2016	2016	2016	2015
Number of loans in default	1,639	1,888	2,180	2,339	2,821

Radian Group Inc. and Subsidiaries Mortgage Insurance Supplemental Information - Captives, QSR and Persistency Exhibit L

	2016				2015
($ in thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4

Initial and Second Quota Share Reinsurance (“QSR”) Transaction
QSR ceded premiums written (1)	$6,049	$6,730	$7,356	$7,962	$6,934
% of premiums written	2.4%	2.6%	2.9%	3.4%	2.9%
QSR ceded premiums earned (1)	$9,421	$10,597	$11,172	$11,325	$10,523
% of premiums earned	3.8%	4.1%	4.5%	4.7%	4.4%
Ceding commissions written	$1,728	$1,922	$2,099	$2,270	$2,553
Ceding commissions earned (2)	$4,374	$3,974	$3,779	$4,446	$3,466
Profit commission	$—	$—	$—	$—	$1,559
Risk in force included in QSR (3)	$1,578,300	$1,718,031	$1,872,017	$2,018,468	$2,131,030

Single Premium QSR Transaction
QSR ceded premiums written (1)	$11,121	$13,004	$11,488	$197,593	N/A
% of premiums written	4.4%	5.0%	4.6%	84.7%	N/A
QSR ceded premiums earned (1)	$8,060	$8,608	$7,146	$5,994	N/A
% of premiums earned	3.2%	3.3%	2.9%	2.5%	N/A
Ceding commissions written	$4,895	$5,482	$4,844	$50,932	N/A
Ceding commissions earned (2)	$4,130	$4,382	$3,759	$3,032	N/A
Profit commission	$8,458	$8,922	$7,891	$6,134	N/A
Risk in force included in QSR (3)	$3,761,648	$3,621,993	$3,461,464	$3,308,057	N/A

Total risk in force included in QSRs	$5,339,948	$5,340,024	$5,333,481	$5,326,525	$2,131,030

1st Lien Captives
Premiums earned ceded to captives	$503	$537	$1,346	$1,869	$2,268
% of total premiums earned	0.2%	0.2%	0.5%	0.8%	1.0%

Persistency Rate (twelve months ended)	76.7%	78.4%	79.9%	79.4%	78.8%
Persistency Rate (quarterly, annualized) (4)	76.8%	75.3%	78.0%	82.3%	81.8%
(1)	Net of profit commission.
(2)	Includes amounts reported in policy acquisition costs and other operating expenses.
(3)	Included in primary risk in force.
(4)	The Persistency Rate on a quarterly, annualized basis may be impacted by seasonality or other factors, and may not be indicative of full-year trends.

FORWARD-LOOKING STATEMENTS

All statements in this report that address events, developments or results that we expect or anticipate may occur in the future are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Exchange Act and the U.S. Private Securities Litigation Reform Act of 1995. In most cases, forward-looking statements may be identified by words such as "anticipate," "may," "will," "could," "should," "would," "expect," "intend," "plan," "goal," "contemplate," "believe," "estimate," "predict," "project," "potential," "continue," "seek," "strategy," "future," "likely" or the negative or other variations on these words and other similar expressions. These statements, which may include, without limitation, projections regarding our future performance and financial condition, are made on the basis of management's current views and assumptions with respect to future events. Any forward-looking statement is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking statement. These statements speak only as of the date they were made, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We operate in a changing environment. New risks emerge from time to time and it is not possible for us to predict all risks that may affect us. The forward-looking statements, as well as our prospects as a whole, are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements including:

  changes in general economic and political conditions, including in particular but without limitation, unemployment rates, interest rates and changes in housing and mortgage credit markets, that impact the size of the insurable market and the credit performance of our insured portfolio;
  changes in the way customers, investors, regulators or legislators perceive the performance and financial strength of private mortgage insurers;
  Radian Guaranty’s ability to remain eligible under the PMIERs and other applicable requirements imposed by the Federal Housing Finance Agency and by the GSEs to insure loans purchased by the GSEs;
  our ability to successfully execute and implement our capital plans and to maintain sufficient holding company liquidity to meet our short- and long-term liquidity needs;
  our ability to successfully execute and implement our business plans and strategies, including in particular but without limitation, plans and strategies that require GSE and/or regulatory approvals;
  our ability to maintain an adequate level of capital in our insurance subsidiaries to satisfy existing and future state regulatory requirements;
  changes in the charters or business practices of, or rules or regulations imposed by or applicable to the GSEs, including the GSEs’ interpretation and application of the PMIERs to our mortgage insurance business;
  changes in the current housing finance system in the U.S., including in particular but without limitation, the role of the FHA, the GSEs and private mortgage insurers in this system;

  any disruption in the servicing of mortgages covered by our insurance policies, as well as poor servicer performance;
  a significant decrease in the persistency rates of our mortgage insurance policies;
  competition in our mortgage insurance business, including in particular but without limitation, price competition and competition from the FHA, VA and other forms of credit enhancement;
  the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act on the financial services industry in general, and on our businesses in particular;
  the adoption of new laws and regulations, or changes in existing laws and regulations, or the way they are interpreted or applied;
  the outcome of legal and regulatory actions, reviews, audits, inquiries and investigations that could result in adverse judgments, settlements, fines, injunctions, restitutions or other relief that could require significant expenditures or have other effects on our business;
  the amount and timing of potential payments or adjustments associated with federal or other tax examinations, including deficiencies assessed by the IRS resulting from its examination of our 2000 through 2007 tax years, which we are currently contesting;
  the possibility that we may fail to estimate accurately the likelihood, magnitude and timing of losses in connection with establishing loss reserves for our mortgage insurance business;
  volatility in our results of operations caused by changes in the fair value of our assets and liabilities, including a significant portion of our investment portfolio;
  changes in GAAP or SAPP rules and guidance, or their interpretation;
  our ability to attract and retain key employees;
  legal and other limitations on dividends and other amounts we may receive from our subsidiaries; and
  the possibility that we may need to impair the carrying value of goodwill established in connection with our acquisition of Clayton.

For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Risk Factors detailed in Item 1A of our 2015 Form 10-K, and in our subsequent quarterly and other reports filed from time to time with the SEC. We caution you not to place undue reliance on these forward-looking statements, which are current only as of the date on which we issued this report. We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason.

CONTACT:
Radian Group Inc.
Emily Riley, 215-231-1035
emily.riley@radian.biz